Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in presentation of discontinued operations discussed in Note 1, which is as of August 6, 2010, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which report appears in the Current Report on Form 8-K dated August 6, 2010 of American International Group, Inc. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
November 2, 2010